Rule 424(b)(2)
                                                Registration No. 333-60474



PRICING SUPPLEMENT NO. 17 dated July 30, 2002
to Prospectus Supplement dated June 14, 2001
and Prospectus dated June 14, 2001

                        LEHMAN BROTHERS HOLDINGS INC.
                        Medium-Term Notes, Series G
                Due Nine Months or More From the Date of Issue

CUSIP No.:                      52517PSR3

ISIN:                           US52517PSR37

Specified Currency:             US Dollars

Principal Amount:               US$5,000,000.00

                                Total                   Per Note
        Issue Price:            US$5,000,000.00         100%
        Agent's Commission:     US$        0.00           0%
        Proceeds to Lehman
        Brothers Holdings:      US$5,000,000.00         100%

Agent:                          Lehman Brothers Inc.

Agent's Capacity:               [    ] As agent
                                [X] As principal  (See "Underwriting" below.)

Trade Date:                     July 30, 2002

Original Issue Date:            August 29, 2002

Stated Maturity Date:           August 29, 2011

Amortizing Note:                [   ] Yes       [X] No

Amortization Schedule:          Not applicable

Fixed Rate Note

Interest Rate per Annum:        8.25%, subject to "Interest Accrual"
                                provisions, as described below.

Interest Payment Dates:         Each February 28, May 29, August 29, and
                                November 29, commencing on November 29, 2002.

Interest Accrual:               Interest will accrue on each day on which
                                6-Month LIBOR for the relevant LIBOR
                                Observation Date is within the applicable LIBOR
                                Range. If the value of 6-Month LIBOR (stated as a percent per annum) on the relevant LIBOR
                                Observation Date is equal to or greater than the applicable LIBOR Range minimum and less than or equal to the applicable LIBOR Range maximum indicated below for LIBOR Observation
                                Dates occurring during the periods indicated, interest will accrue on the Notes for the related day at 8.25% per annum. If, however, the value of 6-Month LIBOR is less than the applicable LIBOR Range minimum or greater than the applicable LIBOR Range maximum on the relevant LIBOR Observation Date, then no interest will accrue on the related day. See
                                "Risk Factors" below for certain relevant considerations.

6-Month LIBOR:                  For any LIBOR Observation Date, the offered
                                rates for deposits in U.S. dollars for a period of six months, commencing on such LIBOR
                                Observation Date, which appears on Moneyline
                                Telerate on page 3750 (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks) as of 11:00 a.m., London time, on that LIBOR
                                Observation Date. If 6-Month LIBOR cannot be determined on a LIBOR Observation Date as described above, then the calculation agent will determine LIBOR based on quotations from reference banks in the manner described in the Prospectus Supplement for deposits in U.S.
                                dollars for a period of six months, commencing on such LIBOR Observation Date.

LIBOR Range:                    Period                           LIBOR Range
                                August 29, 2002-Stated Maturity  0.00% to 7.00%

LIBOR Observation Date:         With respect to each LIBOR Business Day that
                                does not occur during the LIBOR Suspension
                                Period, that LIBOR Business Day. With respect to each day that is not a LIBOR Business Day not occurring during the LIBOR Suspension
                                Period, the last preceding LIBOR Business Day.
                                With respect to each day occurring during the LIBOR Suspension Period, the LIBOR Observation
                                Date will be the last LIBOR Business Day preceding the first day of such LIBOR
                                Suspension Period.

LIBOR Suspension Period:        The period beginning on the fifth New York
                                Business Day prior to but excluding each Interest Payment Date (including the Stated
                                Maturity Date).

LIBOR Business Day:             Any day that is a day on which dealings in
                                deposits in U.S. dollars are transacted in the London interbank market.

New York Business Day:          Any day that is not a Saturday or Sunday and
                                that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.

Interest Computation:           Interest will be computed on the basis of the
                                actual number of days in the year and the actual number of days elapsed.

"Accrue to Pay":                [   ] Yes       [X] No

Interest Rate Calculation Agent:Citibank, N.A.

Optional Redemption:            The Notes may be redeemed prior to Stated
                                Maturity at the option of Lehman Brothers
                                Holdings in whole or in part at a price equal to 100% of the principal amount being redeemed, from time to time on each Interest Payment
                                Date, commencing on November 29, 2002. Notice of redemption will be given not less than five
                                New York Business Days prior to the redemption date.

Optional Repayment:             The holder of the Note may not elect repayment
                                of the Note by Lehman Brothers Holdings prior to Stated Maturity.

Extension of Maturity:          Lehman Brothers Holdings may not extend the
                                Stated Maturity Date of the Note.

Form of Note:                   [X] Book-entry only (global)
                                [    ] Certificated

Depository:                     The Depository Trust Company

Authorized Denominations:       $1,000 or any larger whole multiple

Issuer Rating:                  Long-term senior unsecured debt of Lehman
                                Brothers Holdings is currently rated A by Standard & Poor's, A2 by Moody's Investors
                                Service and A+ by Fitch IBCA.


                                Risk Factors

An investment in the Notes entails certain risks not associated with an investment in conventional fixed rate medium-term notes. See "Risk Factors" generally in the Prospectus Supplement. The interest rate of the Notes will be fixed, subject to the "Interest Accrual" provisions as described above. Investors should consider the risk that the Interest Accrual provisions applicable to the Notes may result in less interest being payable on the Notes than on a conventional fixed rate debt security issued by Lehman Brothers Holdings at the same time. Investors should also consider the risk that 6-Month LIBOR, determined on a daily basis, may be less than the LIBOR Range minimum or exceed the LIBOR Range maximum on one or more LIBOR Business Days during the applicable period, in which event no interest will accrue for the related days during the period.

The secondary market for, and the market value of, the Notes will be affected by a number of factors independent of the creditworthiness of Lehman Brothers Holdings, including the level and direction of interest rates, the Interest Accrual provisions applicable to the Notes, the anticipated level and potential volatility of 6-Month LIBOR, the method of calculating 6-Month LIBOR, the time remaining to the maturity of the Notes, the right of Lehman Brothers Holdings to redeem all or a portion of the Notes from time to time, the aggregate principal amount of the Notes and the availability of comparable instruments. The level of 6-Month LIBOR depends on a number of interrelated factors, including economic, financial and political events, over which Lehman Brothers Holdings has no control. The following table, showing the historical level of 6-Month LIBOR in effect for the hypothetical LIBOR Observation Dates listed below, illustrates the variability of that rate:


Historical Levels of 6-Month LIBOR

Hypothetical LIBOR                      Hypothetical LIBOR
Observation Date     6-Month LIBOR      Observation Date     6-Month LIBOR

August 29, 1992      3.625%             August 29, 1997      5.844%
November 29, 1992    3.938              November 29, 1997    5.906
February 28, 1993    3.312              February 28, 1998    5.695
May 29, 1993         3.500              May 29, 1998         5.750
August 29, 1993      3.438              August 29, 1998      5.594
November 29, 1993    3.500              November 29, 1998    5.149
February 28, 1994    4.000              February 28, 1999    5.127
May 29, 1994         5.000              May 29, 1999         5.245
August 29, 1994      5.312              August 29, 1999      5.895
November 29, 1994    6.562              November 29, 1999    6.049
February 28, 1995    6.438              February 29, 2000    6.331
May 29, 1995         6.062              May 29, 2000         7.052
August 29, 1995      5.875              August 29, 2000      6.820
November 29, 1995    5.688              November 29, 2000    6.680
February 29, 1996    5.250              February 28, 2001    4.908
May 29, 1996         5.594              May 29, 2001         3.990
August 29, 1996      5.781              August 29, 2001      3.495
November 29, 1996    5.531              November 29, 2001    2.098
February 28, 1997    5.688              February 28, 2002    2.030
May 29, 1997         5.969              May 29, 2002         2.098

The historical experience of 6-Month LIBOR should not be taken as an indication of the future performance of 6-Month LIBOR during the term of the Notes. Fluctuations in the level of 6-Month LIBOR make the Notes' effective interest rate difficult to predict and can result in effective interest rates to investors that are lower than anticipated. In addition, historical interest rates are not necessarily indicative of future interest rates. Fluctuations in interest rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

Certain United States Federal Tax Consequences

Lehman Brothers Holdings believes that the Notes provide for interest at an "objective rate" and therefore constitute "variable rate debt instruments," as those terms are defined in the original issue discount regulations. Lehman Brothers Holdings intends to report interest deductions with respect to the Notes based on this treatment. Under such characterization, holders of the Notes would report interest as ordinary income at the time it is paid or accrued in accordance with their method of accounting for tax purposes. Investors who purchase the Notes at a market discount or premium should consult their tax advisors regarding the appropriate rate of accrual or amortization for such market discount or premium.

Investors should consult their tax advisors regarding alternative treatments, including the possible application of the contingent payment debt regulations.

Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement and Prospectus.

Lehman Brothers Holdings Inc.


By:    /s/  Thomas O'Sullivan
Name:  Thomas O'Sullivan
Title: Authorized Officer